Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2011, except for the guarantor information in note 21, as to which the date is June 15, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Oppenheimer Holdings Inc.’s Current Report on Form 8-K dated June 16, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
August 11, 2011